NEWS RELEASE

Contact:	Jason S. Kirsch, APR
Pennsylvania Commerce Bancorp Inc.
(717) 412-6200
jason.kirsch@commercepc.com

FOR IMMEDIATE RELEASE

Pennsylvania Department of Banking Approves Application of Commerce Bank/Harrisburg, NA, to Convert to State-Chartered Bank

HARRISBURG, Pa. (Nov. 7, 2008) -- Pennsylvania Commerce Bancorp Inc., (NASDAQ:COBH) has announced that the Pennsylvania Department of Banking has approved the application of Commerce Bank/Harrisburg, NA, Pennsylvania Commerce’s bank subsidiary, to convert from a national bank charter to a state bank charter effective today. The formal agreement and consent order which Commerce Bank/Harrisburg entered into with the Office of the Comptroller of the Currency (OCC) in January 2007 and February 2008, respectively, will no longer be applicable.

As a result of the conversion to a state chartered bank, Commerce Bank/Harrisburg will now be supervised jointly by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The parent company will continue to be supervised by the Federal Reserve Bank, which supervises all bank holding companies.

“We look forward to developing positive and constructive relationships with both the Department of Banking and the FDIC,” said Gary L. Nalbandian, chairman, president and CEO of Commerce Bank/Harrisburg and Pennsylvania Commerce Bancorp. “We believe this change will be conducive to the growth of our business and, at the same time, assure our customers that the bank is a well-managed and sound financial institution on which they can depend in these difficult economic times.”

Commerce Bank/Harrisburg is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York, Pennsylvania.  Headquartered in Harrisburg, the bank has more than $2 billion in assets. Services include seven-day banking, free checking, free instant-issue Visa check cards, free interactive coin-counting machines, free online banking and 24/7 bank-by-phone. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information, visit the bank’s web site at commercepc.com.

This news release contains forward-looking statements about Pennsylvania Commerce Bancorp.  There are several factors – many beyond Pennsylvania Commerce Bancorp’s control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

For a discussion of factors that may cause actual results to differ from expectations, refer to Pennsylvania Commerce Bancorp’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007, including information incorporated into the company’s 10-K from its 2007 annual report, filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.